Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Heska Corporation’s Registration Statement on Form S-8 of our report dated February 28, 2020, except for the effects of the change in segments described in Notes 2 and 18, as to which the date is February 26, 2021, relating to balance sheet as of December 31, 2019 and the related statements of (loss) income, comprehensive (loss) income, stockholders' equity, and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”).
/s/ Plante & Moran, PLLC
Denver, Colorado
May 5, 2021